As filed with the Securities and Exchange Commission on April 11, 2025.

Registration No. 333-283338

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeuroSense Therapeutics Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s name into English)

State of Israel	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 HaMenofim Street, Building B
Herzliya 4672562 Israel
+972-9-7996183

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.
122 East 42nd Street,
18th Floor, New York, NY 10168
(212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert L. Grossman, Esq. Gary Emmanuel, Esq. David Huberman, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th Floor 132 Menachem Begin Rd Tel Aviv, Israel 6701101 +1 212 801 9337	Perry Wildes Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This registration statement relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 1 on Form F-1 to the Registration Statement on Form F-1 (File No. 333-283338) (the “Prior Registration Statement”), containing an updated prospectus with respect to the resale by the selling shareholder named therein (the “Selling Shareholder”) of up to 9,775,303 of the ordinary shares, no par value per share (the “Ordinary Shares”) of NeuroSense Therapeutics Ltd. (“NeuroSense,” “we,” “us” or the “Company”) issuable under that certain Standby Equity Purchase Agreement dated October 31, 2024, by and between the Company and the Selling Shareholder.

The information included in this filing updates the Prior Registration Statement and the prospectus contained therein. No additional securities covered by the Registration Statement are being registered in this registration statement. All filing fees payable in connection with the registration of the securities covered by the Prior Registration Statement were paid at the time of the original filing of the Prior Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 11, 2025

Up to 9,775,303 Ordinary Shares

NeuroSense Therapeutics Ltd.

This prospectus relates to the offer and sale of up to 9,775,303 of our ordinary shares, no par value per share, by YA II PN, LTD., or YA or the Selling Shareholder, a Cayman Islands exempt limited partnership.

The ordinary shares represented by ordinary shares being offered by the Selling Shareholder are to be issued pursuant to the Standby Equity Purchase Agreement dated October 31, 2024 that we entered into with YA, or the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our ordinary shares by the Selling Shareholder. However, we may receive up to $30.0 million in aggregate gross proceeds from sales of our ordinary shares, or the Advance Shares, to YA that we may make under the Purchase Agreement, from time to time, each such occurrence, an Advance, during the 36 months following the execution of the Purchase Agreement. Pursuant to the Purchase Agreement, we issued an aggerate of 224,697 ordinary shares, or the Commitment Shares, to YA as consideration for its irrevocable commitment to purchase our ordinary shares under the Purchase Agreement. The additional 9,775,303 ordinary shares represent Advance Shares that may be offered pursuant to this prospectus and purchased by YA from time to time pursuant to the Purchase Agreement at a price equal to 97% of the lowest of the three daily volume weighted average prices, or VWAPs, during a pricing period as set forth in the Purchase Agreement and would be subject to certain limitations.

The Selling Shareholder may sell the ordinary shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our ordinary shares and publicly-listed warrants, each warrant exercisable for one ordinary share, are traded on the Nasdaq Capital Market, or Nasdaq, under the symbols “NRSN” and “NRSNW,” respectively. The last reported sale price for our ordinary shares on April 10, 2025 as quoted on Nasdaq was $0.99 per share, and the last reported sale price for our warrants on April 10, 2025 as quoted on Nasdaq was $0.19 per warrant.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws, and as such, will be eligible for reduced public company disclosure requirements. See “About the Company—Implications of Being an Emerging Growth Company” and “About the Company—Implications of Being a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission (or the SEC), nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) for the offering of the ordinary shares by the selling shareholder.

You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or the ordinary shares covered by this prospectus are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in, or incorporated by reference into, this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

Neither we nor the selling shareholder has authorized anyone to provide any information or to make any representation other than those contained in, or incorporated by reference into, this prospectus. You must not rely upon any information or representation not contained in, or incorporated by reference into, this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus, including the information incorporated by reference herein, contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

The NeuroSense Therapeutics logo and other trademarks and service marks of NeuroSense Therapeutics Ltd. appearing in this prospectus or the information incorporated by reference herein are the property of the Company. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. This prospectus, including the information incorporated by reference herein, contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus or the information incorporated by reference herein are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus, including the information incorporated by reference herein, contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, we have not independently verified the market and industry data obtained from these third-party sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included in, or incorporated by reference into, this prospectus. While we believe our internal research is reliable and the definition of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other securities laws. Many of the forward-looking statements contained in, or incorporated by reference into, this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “target,” “would” and other similar expressions that are predictions of or indicate future events and future trends, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to a variety of factors, including, but not limited to, those identified under the section titled “Risk Factors” in this prospectus or the documents incorporated herein. These risks and uncertainties include factors relating to:

●	the going concern reference in our financial statements and our need for substantial additional financing to achieve our goals;

●	our limited operating history and history of incurring significant losses and negative cash flows since our inception, which we anticipate will continue for the foreseeable future;

●	our dependence on the success of our lead product candidate, PrimeC, including our obtaining of regulatory approval to market PrimeC in the United States (“U.S.”);

●	our limited experience in conducting clinical trials and reliance on clinical research organizations and others to conduct them;

●	our ability to advance our preclinical product candidates into clinical development and through regulatory approval;

●	the results of our clinical trials, which may fail to adequately demonstrate the safety and efficacy of our product candidates;

●	our ability to achieve the broad degree of physician adoption and use and market acceptance necessary for commercial success;

●	our reliance on third parties in marketing, producing or distributing products and research materials for certain raw materials, compounds and components necessary to produce PrimeC for clinical trials and to support commercial scale production of PrimeC, if approved;

●	our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

●	estimates of our expenses, revenues, capital requirements and our needs for additional financing;

●	our efforts to obtain, protect or enforce our patents and other intellectual property rights related to our product candidates and technologies;

●	our ability to maintain the listing of our ordinary shares on Nasdaq;

●	the impact of the public health, political and security situation in Israel, the U.S. and other countries in which we may obtain approvals for our products or our business;

●	the impacts on our ongoing and planned trials and manufacturing as a result of the war in Israel; and

●	those factors referred to in our most recent Annual Report on Form 20-F incorporated by reference herein in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent Annual Report on Form 20 generally, which is incorporated by reference into this prospectus.

The preceding list is not intended to be an exhaustive list of all of our risks and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus or the documents incorporated herein or therein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or any document incorporated herein or therein, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.

Unless otherwise required by law, we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus, the documents incorporated herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Company Overview

We are a clinical-stage biotechnology company focused on discovering and developing treatments for people living with neurodegenerative diseases, including ALS AD and PD. We believe these diseases represent some of the most significant unmet medical needs of our time, with limited effective therapeutic options available. The burden of these diseases on both patients and society is substantial. For example, the average annual cost of ALS alone is $180,000 per patient, and its estimated annual burden on the U.S. healthcare system is greater than $1 billion. Due to the complexity of neurodegenerative diseases, our strategy is utilizing a combined therapeutic approach to target multiple disease-related pathways.

Our lead therapeutic candidate, PrimeC, is a novel extended-release oral formulation, fixed-dose combination of two FDA-approved drugs, ciprofloxacin and celecoxib. PrimeC is designed to treat ALS by modulating microRNA synthesis, iron accumulation, and neuroinflammation, all of which are hallmarks of ALS pathology. The U.S. Food and Drug Administration, or the FDA and the European Medicines Agency, or the EMA have granted PrimeC orphan drug designation for the treatment of ALS. In addition, the EMA has granted PrimeC the Small and Medium-Sized Enterprise, or SME, status, which offers significant potential benefits leading up to and following drug regulatory approval. We believe PrimeC’s multifunctional mechanism of action has the potential to significantly prolong lifespan and improve ALS patients’ quality of life, thereby reducing the burden of this debilitating disease on both patients and healthcare systems.

PrimeC was evaluated in PARADIGM, a Phase 2b randomized, multi-center, multinational, prospective, double-blind, placebo-controlled study, to evaluate safety, tolerability, and efficacy of PrimeC in 68 people living with ALS. Participants were being administered PrimeC or placebo at a 2:1 ratio, respectively, for the six-month double-blind part. Study participants were allowed to continue standard of care treatment of approved products. The primary endpoints of the study are an evaluation of ALS-biomarkers as well as safety and tolerability assessment. Secondary and exploratory endpoints are the evaluation of clinical efficacy (ALS Functional Rating Scale — Revised, or ALSFRS-R, and slow vital capacity), survival, and improvement in quality of life. All subjects who completed the six-month double-blind, placebo-controlled dosing period had the opportunity to be transferred to the PrimeC active arm for a 12-month open label extension. The study completed enrollment in May 2023, enrolling 69 participants, in which 68 are living with ALS and one participant who was misdiagnosed for ALS and was excluded from the evaluations. Four ALS clinical centers participated in the study in three territories: Israel, Italy, and Canada. In December 2023, we reported that we met the primary safety and tolerability endpoints and achieved secondary clinical efficacy endpoints in the top-line results of our 6-month double-blind phase of PARADIGM. In May 2024, we announced new positive data analysis from PARADIGM clinical trial demonstrating statistically significant slowing of disease progression in high-risk ALS patients. In July 2024, we announced results from the 12-month analysis of the PARADIGM clinical trial which showed a significant improvement in the rate of decline of ALS Functional Rating Scale-Revised (ALSFRS-R) scores and survival rates for subjects who received PrimeC from the start of the trial compared to those who started on placebo. In August 2024, we announced positive 12-month biomarker data from the PARADIGM clinical trial, which showed a significant decrease in ferritin levels and a corresponding increase in transferrin levels, both indicating alleviation of the pathology. In October 2024, we completed the full 18-month dosing in PARADIGM, and in December 2024, we announced results from the 18-month analysis of the PARADIGM clinical trial which showed statistically significant positive results from the 18-month data analysis of the PARADIGM study, evaluating the efficacy of PrimeC in the treatment of ALS. In February 2025, we announced additional findings from an 18-month analysis of the PARADIGM clinical trial showing improvements in two additional endpoints, complication-free survival (analysis which includes death from any cause or respiratory insufficiency or hospitalization due to ALS-related complications) and Slow Vital Capacity (SVC), measuring respiratory function.

Following the FDA’s recommendation for additional non-clinical data to support long term use of Ciprofloxacin (as PrimeC is intended for long-term administration in treating ALS) a long-term tox study was initiated.

In September 2024, we announced the successful completion of the in-life phase of the study, as we move towards the initiation of a Phase 3 study in the U.S.

In December 2024, we concluded a productive Type C meeting with the FDA. The purpose of the meeting was to discuss the design of a proposed Phase 3 clinical study and the plan for submission of an eventual 505(b)(2) marketing application. In light of the FDA’s feedback, we plan to submit a final protocol to the FDA during the first half of 2025 and approach the EMA, with the aim of commencing enrollment of the pivotal Phase 3 study in the second half of 2025, which would include approximately 300 patients divided by a ratio of 2:1, PrimeC to placebo. The Phase 3 study is expected to be a randomized, multi-center, multinational, prospective, double-blind, placebo-controlled study, with an open label extension (OLE), to evaluate the efficacy and safety of PrimeC in people living with ALS. Following 12 months of treatment, it is expected that all participants will transition to PrimeC for a 12-month open label extension.

In December 2024, we entered into a binding term sheet with a leading global pharmaceutical company to advance the development and commercialization of PrimeC, in certain key territories. We retain full rights to PrimeC in other key territories. The binding term sheet outlines substantial financial terms from the pharmaceutical company, including: (i) a substantial upfront payment upon signing a definitive agreement, (ii) funding for the Phase 3 clinical trial, (iii) regulatory and net sales milestone payments, and (iv) a tiered royalty structure reaching double-digit percentage on annual net sales. The pharmaceutical company would have an exclusive license to distribute, market, promote, sell and develop PrimeC for ALS in certain key markets, and non-exclusive rights for research and manufacturing for PrimeC for ALS, subject to terms and conditions in the definitive agreement. The pharmaceutical company would have an exclusive license to distribute, market, promote, sell and develop PrimeC for ALS in certain key markets, and non-exclusive rights for research and manufacturing for PrimeC for ALS, subject to terms and conditions in the definitive agreement. The closing of this transaction is subject to finalization of a definitive agreement. While both parties are communicating to find solutions to the remaining open matters, there can be no assurance as to the timing of, or whether, such an agreement will ultimately be executed, and if executed, what would be the final terms of such an agreement.

PrimeC was previously evaluated in a Phase 2a clinical trial, or NST002, in 15 people living with ALS, conducted at the Tel Aviv Sourasky Medical Center, Israel. The primary endpoint of the NST002 trial, which was safety and tolerability, was met. In this trial, the safety profile observed was consistent with known safety profiles of ciprofloxacin and celecoxib. Side effects were mild and transient in nature. There were no new or unexpected safety signals detected during the trial.

Additionally, we observed positive clinical signals in comparison to virtual controls, and a serum biomarker analysis showed significant changes following treatment, indicating biological activity of the drug in comparison to untreated matched ALS patients. All 12 patients who completed the NST002 trial elected to continue into an extension study with PrimeC, that was conducted as an Investigator Initiated Study. To date, we are still supporting the drug supply for a few of the participants in this study, which is over than 40 months since NST002 was initiated.

We completed three additional studies in 2022 as part of our drug development program to further support our future regulatory submissions. In April 2022, we initiated a pharmacokinetic, or PK, study, or NCT05232461, of PrimeC. The PK open-label, randomized, single-dose, three-treatment, three-period crossover study evaluated the effect of food on the bioavailability of PrimeC as compared to the bioavailability of co-administered ciprofloxacin tablets and celecoxib capsules in adult subjects in the U.S. under an FDA cleared IND protocol.

In August 2022, we completed enrollment and dosing of all subjects in a multi-dose PK study, or NCT05436678. On September 28, 2022, we released the results of the NCT05436678 study. Based on results, we believe the PK profile of PrimeC supports the formulation’s extended-release properties, as the concentrations of the active components have been synchronized, aiming to potentially maximize the synergism between the two compounds. In June 2022, we reported the successful completion of the “in-life” phase of its 90-day GLP toxicology study. In this study, the components of PrimeC, celecoxib and ciprofloxacin, were administered to rodents at doses 4x the maximal clinical dose. All animals appeared normal, with no significant findings observed. We intend to present the data from these studies to the FDA as part of PrimeC’s drug development plan.

We believe we have a strong patent estate, including patents on method of use, combination, and formulation. We have secured U.S. Patent 10,980,780 relating to methods for treatment of ALS using ciprofloxacin and celecoxib, the components of PrimeC, which expires in 2038. Equivalent patents also have been issued in the European Patent Office, Canada, Australia, Israel and Japan. The patent estate also includes US Patent 12,097,185, which relates to Prime C formulations. This patent will expire in December 2042. Equivalent applications are pending in many jurisdictions worldwide. We also expect to take advantage of orphan drug exclusivity for PrimeC, if approved, for seven years in the United States and ten years in the European Union. In addition, U.S. patent application 16/623,467, which relates to methods of treatment of neurodegenerative disease using combinations of ciprofloxacin and celecoxib, is currently pending. This patent application, once granted, is expected to expire on June 20, 2038.

Our organization is built around a management team with extensive experience in the pharmaceutical industry, with a particular focus on ALS research and clinical trials. We believe that our leadership team is well-positioned to lead us through clinical development, regulatory approval and commercialization of our product candidates. Furthermore, we maintain steadfast and extensive communication and collaboration with patient advocacy groups and associations, underscoring the importance of patient perspectives in advancing therapeutic strategies.

In addition to PrimeC, we extended our pipeline and conducted research and development efforts for AD and PD, with a similar strategy of combined products. The following chart represents our current product development pipeline:

Recent Developments

April 2024 Registered Direct Offering

On April 10, 2024, we entered into a securities purchase agreement, or the Purchase Agreement, pursuant to which we issued and sold to an institutional purchaser in a registered direct offering, (i) an aggregate of 1,732,000 ordinary shares, at an offering price of $1.50 per share; and (ii) an aggregate of 1,248,000 pre-funded warrants, each representing the right to acquire one ordinary share, or the Pre-Funded Warrants, at an offering price of $1.4999 per Pre-Funded Warrant, for gross proceeds of approximately $4.47 million before deducting the placement agent fee and related offering expenses, which included in part the placement agent shares (the “April 2024 Financing”). Each Pre-Funded Warrant represented the right to purchase one ordinary share at an exercise price of $0.0001 per share and were exercised in full. In a concurrent private placement, pursuant to the Purchase Agreement, we issued and sold to such purchaser warrants to purchase up to an aggregate of 2,980,000 ordinary shares, which are exercisable immediately upon issuance at an exercise price of $1.50 per ordinary share and will expire on the fifth anniversary of the original issuance date.

August 2024 Private Placement

On August 6, 2024, we entered into a securities purchase agreement with certain investors, which include members of our senior management and existing investors, pursuant to which we issued and sold in a private placement offering an aggregate of 800,000 ordinary shares and warrants to purchase an aggregate of 800,000 ordinary shares at a combined purchase price of $0.75 per share and warrant (the “August 2024 Financing”). Each warrant is exercisable immediately upon issuance at an exercise price of $0.75 per ordinary share and will expire on the fifth anniversary of the original issuance date. The offering closed in September 2024.

August 2024 Sales Agreement

On August 16, 2024, we entered into Capital on Demand Sales Agreement, or the 2024 Sales Agreement, with JonesTrading Institutional Services LLC, or JonesTrading. Pursuant to the 2024 Sales Agreement, we may offer and sell our ordinary shares having an aggregate offering price of up to $2,524,437, from time to time through JonesTrading. JonesTrading will receive a commission equal to 3.0% of the gross proceeds from the sale of the ordinary shares and will be reimbursed for certain specified expenses in connection with entering into the Sales Agreement. As of the date hereof, we sold 1,549,725 of our ordinary shares pursuant to the 2024 Sales Agreement for aggregate gross proceeds of approximately $1.74 million.

Standby Equity Purchase Agreement with YA

On October 31, 2024, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $30.0 million of Advance Shares, such amount the Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) October 31, 2027, and (ii) YA’s purchase of the Commitment Amount under the Purchase Agreement, such period the Commitment Period. Pursuant to the terms of the Purchase Agreement, we have issued the Commitment Shares to YA as consideration for its irrevocable commitment to purchase the Advance Shares under the Purchase Agreement. The Commitment Shares are also covered by this prospectus. As of the date of this prospectus, we have not sold any Advance Shares to YA.

This prospectus covers the resale of up to 9,775,303 ordinary shares as Advance Shares that we have reserved for issuance and sale to YA under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional ordinary shares to YA under the Purchase Agreement.

YA has no right to require us to sell any ordinary shares to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of ordinary shares that we desire to issue and sell to YA, or an Advance Notice. Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our ordinary shares and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price of the Advance Shares that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 97% of the lowest of the three daily VWAPs during the three consecutive trading day period (“Measuring Period”) commencing on the date that we deliver any Advance Notice to YA, or the Pricing Period.   We may also specify a certain minimum acceptable price per share in each Advance Notice. With respect to each Advance, if we notify YA of a minimum acceptable price per ordinary share with respect to such Advance, then if the VWAP of the ordinary shares is below the minimum acceptable price indicated by us or if there is no VWAP on any trading day during the Measuring Period, there will be an automatic reduction to the amount of the Advance by one third for each such trading day, and that day will be excluded from the Pricing Period. The total number of ordinary shares to be issued to YA in respect of each Advance with any excluded days will be increased by such number of ordinary shares equal to the greater of (i) the number of ordinary shares, if any, sold by YA on such excluded days and (ii) such number of ordinary shares that Yorkville elects to subscribe for, in each case, at a subscription price per ordinary share equal to 97% of the minimum acceptable price, subject to the limitations set forth in the Purchase Agreement.

As of April 7, 2025, there were 23,988,669 ordinary shares outstanding. If all of the 9,775,303 ordinary shares offered by YA under this prospectus were issued and outstanding, such shares would represent approximately 28.95% of the total number of ordinary shares outstanding as of April 7, 2025. The Purchase Agreement provides that we may sell up to an aggregate of $30.0 million of ordinary shares to YA. Depending on the market prices of our ordinary shares at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ordinary shares to YA than are offered under this prospectus to receive aggregate gross proceeds equal to the $30.0 million total commitment of YA under the Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell our ordinary shares, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Ownership Limitation (as defined below). We expect that any proceeds received by us from such sales of ordinary shares under the Purchase Agreement will be used continued development of our pipeline products, as well as the advancement of new programs, business development activities, and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued and sold by us to YA pursuant to an Advance Notice, and (ii) sell a number of ordinary shares equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

The Purchase Agreement prohibits us from directing YA to purchase ordinary shares represented by ordinary shares if those shares, when aggregated with all other shares of our ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding ordinary shares, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement will automatically terminate upon the earliest of (i) October 31, 2027, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amount owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our shareholders as a result of the sale and issuance of ordinary shares to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our ordinary shares under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of ordinary shares that our existing shareholders own will not decrease, the shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares after any such issuances pursuant to the Purchase Agreement.

December 2024 Securities Purchase Agreement

On December 2, 2024, we entered into a securities purchase agreement with an institutional investor and our chief executive officer pursuant to which we sold an aggregate of (i) 2,343,729 of our ordinary shares, (ii) pre-funded warrants to purchase up to an aggregate of 1,656,271 ordinary shares and (iii) 8,000,000 ordinary warrants, each representing the right to acquire one ordinary share, in a private placement at a combined offering price of $1.25 per ordinary share and ordinary warrant and $1.2499 per pre-funded warrant and ordinary warrant. Each pre-funded warrant represented the right to purchase one ordinary shares at an exercise price of $0.0001 per share. The pre-funded warrants were exercisable immediately and at any time until the pre-funded warrants were exercised in full (subject to a beneficial ownership limitation set forth therein). The ordinary warrants are exercisable immediately upon issuance at an exercise price of $1.25 per share and will expire on the fifth anniversary of the original issuance date. Aggregate gross proceeds from the private placement were approximately $5.0 million, before deducting offering expenses. The offering closed on December 17, 2024.

Nasdaq Non-Compliance

To continue to be listed on the Nasdaq, we need to comply with the continued listing requirements, including a minimum closing bid price per share of $1.00 for 30 consecutive business days (the “Minimum Bid Price Rule”) and shareholders’ equity of at least $2.5 million (the “Minimum Equity Rule”). On December 21, 2023, we received a notice from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that we failed to comply with the continued listing requirement that we maintain either a minimum of $2,500,000 in shareholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years, as set forth in Nasdaq Listing Rule 5550(b)(1). On February 5, 2024, we submitted to the Staff a plan to regain compliance with the Minimum Equity Rule. After submitting a plan to regain compliance, Nasdaq granted us an extension to regain compliance. On January 6, 2025, we announced that we had regained compliance with the Minimum Equity Rule. Previously on September 5, 2023, we received notice from the Staff that we did not meet the Minimum Bid Price Rule; however during February 2024, we regained compliance with the Minimum Bid Price Rule.

No assurance can be given that we will be able to maintain compliance with the Minimum Equity Rule or the Minimum Bid Price Rule or comply with the other standards that we are required to meet in order to maintain a listing on such exchange. Our failure to meet these requirements may result in our securities being delisted from Nasdaq.

Corporate Information

Our legal and commercial name is NeuroSense Therapeutics Ltd. We were incorporated on February 13, 2017 and were registered as a private company limited by shares under the laws of the State of Israel. We completed our initial public offering on the Nasdaq in December 2021. Our ordinary shares and warrants to purchase our ordinary shares are traded on the Nasdaq under the symbol “NRSN” and “NRSNW,” respectively.

Our principal executive offices are located at 11 HaMenofim Street, Building B, Herzliya, 4672562 Israel, and our telephone number is +972-9-7996183. Our website address is www.neurosense-tx.com. The information on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

●	not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”), regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”;

●	the audit reports of our independent registered public accounting firm do not require communication of critical audit matters; and

●	not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

As a result, the information contained in this prospectus and the documents incorporated by reference herein may be different from the information you receive from other public companies in which you hold shares. We may take advantage of these provisions for up until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion; (ii) the date on which we have issued more than $1 billion in non-convertible debt securities during the previous three years; (iii) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act; or (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering.

Implications of Being a Foreign Private Issuer

We are also a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the U.S.; or (iii) our business is administered principally in the U.S.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The Offering

Ordinary Shares Outstanding Prior to this Offering	23,988,669 ordinary shares (as of April 7, 2025, which such number of ordinary shares includes the Commitment Shares).

Securities Offered by the Selling Shareholder	9,775,303 ordinary shares as the Advance Shares that we may sell to YA under the Purchase Agreement from time to time.

Ordinary Shares Outstanding Immediately After this Offering	33,763,972 ordinary shares, assuming the issuance of 9,775,303 ordinary shares as the Advance Shares. The actual number of ordinary shares will vary depending upon the number of ordinary shares represented by ordinary shares we sell under the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the sale of the YA Shares included in this prospectus by the Selling Shareholder. We may receive up to $30.0 million aggregate gross proceeds under the Purchase Agreement from sales of ordinary shares that we elect to make to YA as Advance Shares pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of ordinary shares we sell under the Purchase Agreement and market prices at the times of such sales. As of the date of this prospectus, we have not sold any Advance Shares to YA. Any proceeds that we receive from sales of ordinary shares under the Purchase Agreement will be used for continued development of our pipeline products, as well as the advancement of new programs, business development activities, and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 9 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, or the 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	“NRSN”.

Unless otherwise stated, all information in this prospectus is based on 23,988,669 Ordinary Shares outstanding as of April 7, 2025, and does not include the following as of that date:

●	1,177,128 ordinary shares issuable upon the exercise of options outstanding, at a weighted average exercise price of $2.18 per share under our 2018 Employee Share Option Plan;

●	180,000 ordinary shares issuable upon the vesting of restricted share units outstanding, some of which are under our 2018 Share Incentive Plan;

●	1,617,863 ordinary shares reserved for issuance and available for future grant under our 2018 Share Incentive Plan;

●	16,535,000 ordinary shares underlying warrants with a weighted average exercise price of $1.83 per share;

●	1,656,271 ordinary shares underlying pre-funded warrants; and

●	the Advance Shares registered under the registration statement to which this prospectus relates and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2024 Annual Report, which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On October 31, 2024, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $30.0 million in ordinary shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The ordinary shares that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period. As of the date hereof, we have issued 224,697 ordinary shares to YA as consideration for YA’s irrevocable commitment to purchase our ordinary shares up to the Commitment Amount, and we have not sold any ordinary shares to YA as Advance Shares.

We generally have the right to control the timing and amount of any sales of our ordinary shares to YA under the Purchase Agreement. Sales of our ordinary shares, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the ordinary shares that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for the ordinary shares that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of our ordinary shares during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ordinary shares that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $30.0 million of our ordinary shares to YA, only 9,775,303 ordinary shares are being registered for resale by YA under the registration statement that includes this prospectus, consisting of (i) the Commitment Shares that we issued to YA upon execution of the Purchase Agreement as consideration for its commitment to purchase our ordinary shares under the Purchase Agreement, and (ii) the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of our ordinary shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $30.0 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement more than the a number of ordinary shares in excess of the YA Shares being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional ordinary shares and the SEC would have to declare such registration statement or statements effective before we could sell additional ordinary shares.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of ordinary shares in addition to the ordinary shares being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of our ordinary shares ultimately offered for sale by YA is dependent upon the ordinary shares, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell ordinary shares to YA pursuant to the Purchase Agreement, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our ordinary shares, our ability to meet the conditions necessary to deliver Advance Notices under the Purchase Agreement, the impacts of the Ownership Limitation and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total Commitment Amount under the Purchase Agreement, we expect that we will need additional capital to fully implement our business plan.

The sale of a substantial amount of our ordinary shares or ordinary shares, including resale of the held by the selling shareholder in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale 9,775,303 ordinary shares. Sales of substantial amounts of shares of our ordinary shares or ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ordinary shares or other equity or debt securities convertible into ordinary shares or ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Future sales and issuances of our ordinary shares or other securities might result in significant dilution and could cause the price of our ordinary shares to decline.

To raise capital, we may sell ordinary shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our shareholders.

Sales of a substantial number of ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial numbers of our ordinary shares could adversely impact their price.

Management will have broad discretion as to the use of the net proceeds from the Purchase Agreement.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

Our corporate headquarters is located in Herzliya, Israel. Because we are incorporated under the laws of the State of Israel, and most of our officers and fourteen out of sixteen of our employees are residents of Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In parallel, border clashes between Israel and the Hezbollah terrorist group on Israel’s northern border with Lebanon intensified and may escalate into a greater regional conflict.

In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. In addition, in April 2024 and October 2024, Iran (in concert with other regional actors) launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Such attacks may continue due to continuing tensions in the region. In addition, the collapse of the Assad regime in Syria in December 2024 has led to increased instability in the region. Additionally, Yemeni rebel group, the Houthis, launched series of attacks on global shipping routes in the Red Sea, causing disruptions of supply chain. Any or all of these conflicts may potentially escalate in the future to more violent events which may affect Israel and us and adversely affect our ability to continue carrying out various administrative, research, operational and commercial functions and activities both in Israel and globally.

Any hostilities, armed conflicts, terrorist activities involving Israel or the interruption or curtailment of trade between Israel and its trading partners, or any political instability in the region could directly or indirectly adversely affect business conditions and our results of operations and could make it more difficult for us to raise capital and could adversely affect the market price of our ordinary share. An escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

The Israel Defense Force, or IDF, the national military of Israel, is a conscripted military service, subject to certain exceptions. Since October 7, 2023, the IDF has called up several hundred thousand of its reserve forces to serve. Fourteen out of our current 16 employees are resident in Israel. Three of our five executive officers and the 11 other non-management employees of the Company reside in Israel. Currently none of our executive officers nor non-management employees have been called up to perform reserve military service; however, some employees may be called for service in the current or future wars or other armed conflicts with Hamas, Hezbollah or other regional threat actors, and such persons may be absent for an extended period of time. As a result, our operations in Israel may be disrupted by such absences, which disruption may materially and adversely affect our business, prospects, financial condition and results of operations.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical studies. As such, our clinical and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas and Hezbollah is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the war extends for a long period of time or expands to other fronts, such as Iran, Lebanon, Syria and the West Bank, our operations may be adversely affected.

All of our clinical and pre-clinical research and development is currently being conducted outside of Israel, other than our 12-month open label-extension, or OLE, study of the PARADIGM trial, partially conducted in Tel Aviv, and a planned Phase 2 trial with PrimeC for AD that we plan to conduct in Haifa, Israel. The OLE has not been affected by the war, although the quality of the study may be adversely affected if as a result of the war patients are unable to visit the study center or the study coordinator is not able to conduct home visits and monitor the patients. In addition, in the event of a significant escalation of hostilities in northern Israel, there may be a delay in the planned AD trial. We do not believe the planned AD trial will be materially affected by the war and do not anticipate that any such delay as a result of the war would have a material impact on us. We may also elect to set up a site in Israel for a Phase 3 pivotal ALS trial of PrimeC, but this would be in addition to numerous other sites in Europe and the United States, and as a result we do not expect the timeline or quality of this trial to be adversely affected by the war. Our manufacturing is conducted in India. We do not currently anticipate any disruption to the supply chain relevant to our ongoing clinical trials and believe there are alternative sources of supply from whom we could obtain the necessary finished drug product to conduct our clinical trials. In addition, we believe we have sufficient finished product in inventory to continue our ongoing clinical trials for at least the next few months.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, there can be no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Some changes to Israel’s judicial system have been made, but to date, the more extensive change have not progressed. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

If we fail to maintain compliance with NASDAQ’s continued listing requirements, our shares may be delisted from the NASDAQ Capital Market.

To continue to be listed on the Nasdaq, we need to comply with the continued listing requirements, including a minimum closing bid price per share of $1.00 for 30 consecutive business days (the “Minimum Bid Price Rule”) and shareholders’ equity of at least $2.5 million (the “Minimum Equity Rule”). On December 21, 2023, we received a notice from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that we failed to comply with the continued listing requirement that we maintain either a minimum of $2,500,000 in shareholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years, as set forth in Nasdaq Listing Rule 5550(b)(1). On February 5, 2024, we submitted to the Staff a plan to regain compliance with the Minimum Equity Rule. After submitting a plan to regain compliance, Nasdaq granted us an extension to regain compliance. On January 6, 2025, we announced that we had regained compliance with the Minimum Equity Rule. Previously on September 5, 2023, we received notice from the Staff that we did not meet the Minimum Bid Price Rule; however during February 2024, we regained compliance with the Minimum Bid Price Rule.

No assurance can be given that we will be able to maintain compliance with the Minimum Equity Rule or the Minimum Bid Price Rule or comply with the other standards that we are required to meet in order to maintain a listing on such exchange. Our failure to meet these requirements may result in our securities being delisted from Nasdaq.

If the ordinary shares are delisted from Nasdaq, we may seek to list them on other markets or exchanges or the ordinary shares may trade on the pink sheets. In the event of such delisting, our shareholders’ ability to trade, or obtain quotations of the market value of, our ordinary shares would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. In addition, the substantially decreased trading in the ordinary shares and decreased market liquidity of the ordinary shares as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, which could materially adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ordinary shares may decline further and shareholders may lose some or all of their investment. There can be no assurance that the ordinary shares, if delisted from Nasdaq in the future, would be listed on another national or international securities exchange or on a national quotation service, the Over-The-Counter Markets or the pink sheets.

USE OF PROCEEDS

This prospectus relates to our ordinary shares represented by ordinary shares that may be offered and sold from time to time by YA. All of our ordinary shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $30.0 million aggregate gross proceeds under the Purchase Agreement from any sales of ordinary shares we make to YA pursuant to the Purchase Agreement. As of the date of this prospectus, we have not sold any Advance Shares to YA. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of ordinary shares that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our ordinary shares, among other factors.

We currently intend to use the net proceeds from the sale of securities under the Purchase Agreement to advance the clinical development of our lead product candidate, PrimeC for ALS, for the clinical development and preclinical research and development in support of potential investigational new drug applications for, CogniC for AD, StabiliC for PD, and for other new assets or indications, for future research and development of new product candidates and for working capital and general corporate purposes. The timing and amount of our actual expenditures will be based on many factors, and we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. We have no current commitments or binding agreements with respect to any material acquisition of or investment in any technologies, products or companies.

Our expected use of net proceeds under the Purchase Agreement represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the Purchase Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation investments, short and intermediate term, interest-bearing, investment-grade instruments, U.S. government securities and highly rated corporate debt securities, although our investment policy may change following the date of this prospectus supplement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

CAPITALIZATION

The table below sets forth our total capitalization:

●	on an actual basis as of December 31, 2024; and

●	on an as adjusted basis, giving effect to (i) the issuance of 444,216 ordinary shares that were issued pursuant to the 2024 Sales Agreement for approximately gross proceeds of $509,000 and (ii) the issuance and sale of 9,775,303 ordinary shares as Advance Shares, at an assumed offering price of $0.97 per ordinary share, which is the last reported sales price of our ordinary shares on the Nasdaq on April 7, 2025, assuming the equity line will be partially utilized by us, after deducting 3% fees and the estimated offering expenses by us resulting in net proceeds of $9112 thousand.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

The as adjusted amounts shown below are unaudited, represent management’s estimate, and their accounting treatment has not been completed.

(unaudited)	Actual (in thousands)	As Adjusted (in thousands)
Cash	$3,378	$13,000
Long term liabilities
Shareholders’ equity:
Ordinary shares, no par value per share	—	—
Share premium and capital reserve	39,243	48,865
Accumulated deficit	(36,660)	(36,660)
Total shareholders’ equity	2,583	12,205

Total capitalization	$2,583	$12,205

The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold and is based on 23,228,941 ordinary shares issued and outstanding as of December 31, 2024. This number excludes:

●	1,069,128 ordinary shares issuable upon the exercise of options outstanding, at a weighted average exercise price of $2.31 per share under our 2018 Employee Share Option Plan;

●	200,000 ordinary shares issuable upon the vesting of restricted share units outstanding, some of which are under our 2018 Share Incentive Plan;

●	688,705 ordinary shares reserved for issuance and available for future grant under our 2018 Share Incentive Plan;

●	1,656,271 ordinary shares underlying pre-funded warrants;

●	16,535,000 ordinary shares underlying warrants with a weighted average exercise price of $2.38 per share; and

●	the Commitment Shares and the Advance Shares registered under the registration statement to which this prospectus relates and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the ordinary shares that are to be issued by us to YA under the Purchase Agreement. For additional information regarding the issuance of ordinary shares covered by this prospectus, see the section titled “Prospectus Summary—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the shares ordinary shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the ordinary shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. See “Principal Shareholders” for additional information.

The percentage of ordinary shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of on 23,988,669 ordinary shares outstanding on April 7, 2025. The number of ordinary shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of ordinary shares being offered by this prospectus. The fourth column assumes the sale of all of the ordinary shares offered by the Selling Shareholder pursuant to this prospectus.

	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	this Prospectus (2)	Number(3)	Percent
YA II PN, LTD.(4)		*	9,775,303	–	–

*	Represents ownership of less than 1%.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ordinary shares beneficially owned prior to the offering all of the ordinary shares that YA may be required to purchase under the Purchase Agreement, because the issuance of such ordinary shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Although the Purchase Agreement provides that we may sell up to $30 million of our ordinary shares to YA, we are only registering 9,775,303 ordinary shares for resale under this prospectus, which represent ordinary shares that we may issue and sell to YA for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period. Depending on the price per ordinary shares at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more ordinary shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $30.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional ordinary shares. The number of ordinary shares ultimately offered for resale by YA is dependent upon the number of ordinary shares we sell to YA under the Purchase Agreement.

(3)	Assumes the sale of all ordinary shares being offered pursuant to this prospectus.

(4)	YA is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

PLAN OF DISTRIBUTION

On October 31, 2024, we entered into the Purchase Agreement with YA. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $30 million in ordinary shares during the Commitment Period. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase our ordinary shares. The ordinary shares would be purchased pursuant to the Purchase Agreement at 97% of the lowest of the three daily VWAPs during the applicable Pricing Period as set forth in the Purchase Agreement.

The ordinary shares offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided that YA and its affiliates may enter into Permitted Sales.

YA and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by YA or any unaffiliated broker-dealer. Under these rules and regulations, YA and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers our ordinary shares covered by the prospectus and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ordinary shares by YA and any unaffiliated broker-dealer.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our ordinary shares covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $85,000 (excluding the Commitment Shares). As consideration for its irrevocable commitment to purchase our ordinary shares under the Purchase Agreement, we issued the Commitment Shares to the Selling Shareholder, calculated as 1% of the Commitment Amount. We also paid a $25,000 structuring fee to an affiliate of the Selling Shareholder in connection with entry into the Purchase Agreement.

DESCRIPTION OF SHARE CAPITAL

The securities to be registered for resale on this registration statement on Form F-1 of which this prospectus forms a part include up to an aggregate amount of up to 9,775,303 Ordinary Shares offered for resale by the selling shareholder.

Ordinary Shares

Our authorized share capital consists of 90,000,000 ordinary shares, no par value per share, of which 23,988,669 ordinary shares were issued and outstanding as of April 7, 2025.

All of the outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any pre-emptive rights.

Voting Rights and Conversion

All ordinary shares will have identical voting and other rights in all respects. None of our major shareholders have different voting rights than our other shareholders.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trading. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by the amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Liability to Further Capital Calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to ordinary shares held by such shareholders, which is not payable at a fixed time. Such shareholder shall pay the amount of every call so made upon him. Unless otherwise stipulated by our board of directors, each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares with respect to which such call was made. A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to our amended and restated articles of association are deemed to have been delivered to him, together with interest, linkage and expenses, if any, unless otherwise determined by our board of directors.

Business Combinations

Under our amended and restated articles of association, we may not engage in any “business combinations” with any “interested shareholder” for a three-year period following the time that such shareholder became an interested shareholder, unless:

●	prior to the time that such shareholder became an interested shareholder, our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

●	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining our voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder) those shares owned by persons who are directors and also officers; or

●	at the time that such shareholder became an interested shareholder, or subsequent to such time, the business combination is approved by our board of directors and authorized at a general meeting of shareholders by the affirmative vote of at least 66 2/3% of our voting shares outstanding that are not owned by the interested shareholder.

Generally, a “business combination” includes any merger, consolidation, sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is any person (other than us and any of our direct or indirect majority-owned subsidiaries) who, together with such person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting shares.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the shareholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect our directors, subject to the special approval requirements for external directors under the Companies Law. Under our amended and restated articles of association, the number of directors on our board of directors must be no less than three and no more than nine, including any external directors required to be appointed under the Companies Law. The minimum and maximum number of directors may be changed, at any time and from time to time, by a special vote of the holders of at least 66⅔% of the outstanding shares.

Other than external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote. In addition, under our amended and restated articles of association, our board of directors may elect new directors to fill vacancies (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum required in our amended and restated articles of association), provided that the total number of directors shall not, at any time, exceed nine directors and provided that our board of directors may not elect external directors. Our amended and restated articles of association provide that the term of a director appointed by our board of directors to fill any vacancy will be for the remaining term of office of the director(s) whose office(s) have been vacated. Furthermore, under our amended and restated articles of association, our directors, other than external directors, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of 1/3 of the total number of directors constituting the entire board of directors (other than the external directors).

External directors are elected for an initial term of three years, may be elected for additional three-year terms, and may be removed from office pursuant to the terms of the Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by our board of directors and do not require the approval of the shareholders of a company unless our articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, subject to certain exceptions with the respect to the buyback by us of our ordinary shares, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then the we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel at such time.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our amended and restated articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, such as nominating a director candidate, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding, among other things, the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	appointment or termination of our auditors;

●	election of directors, including external directors (unless otherwise determined in our amended and restated articles of association);

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders of a public company are not permitted to take action by written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Under our amended and restated articles of association, the quorum required for general meetings of shareholders must consist of at least two shareholders present in person or by proxy (including by voting deed) holding 25% or more of our voting rights. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Our amended and restated articles of association provide that all resolutions of our board of directors require a simple majority vote of the directors present and voting at such meeting, unless otherwise required by the Companies Law or by our amended and restated articles of association. Pursuant to our amended and restated articles of association, in the event the vote is tied, the chair of the board of directors will have a casting vote.

Pursuant to our amended and restated articles of association, an amendment to our amended and restated articles of association regarding any change of the composition or election procedures of our directors will require a special majority vote (66⅔%). In addition, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or otherwise in accordance with the terms of such class), in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval of the compensation committee, board of directors, and shareholders, subject to limited exceptions. Certain transactions with respect to remuneration of our office holders and directors require approvals of the compensation committee, board of directors, and in the case of the chief executive officer and directors, shareholders, subject to limited exceptions Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and material shareholders register; our amended and restated articles of association; our financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar (the “ISA”). In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our amended and restated articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the terms of such class of shares, in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting, as set forth in our amended and restated articles of association.

Acquisitions Under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer. The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including the relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. See “Management — Approval of Related Party Transactions under Israeli Law — Fiduciary Duties of Directors and Officers — Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions.”

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the IRC and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Israeli tax law treats some acquisitions, such as share-for-share exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such share-for-share swap.

Anti-Takeover Measures Under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having pre-emptive rights. As of the date of this prospectus, no preferred shares were authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Establishment

We were incorporated under the laws of the State of Israel on February 13, 2017. We are registered with the IRC.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. law will be passed upon for us by Greenberg Traurig, P.A.

EXPERTS

The consolidated financial statements of NeuroSense Therapeutics Ltd. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses and its expectation to incur significant additional losses raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty..

EXPENSES

Set forth below is an itemization of the total expenses, excluding placement agent discounts, expected to be incurred in connection with the offer and sale of the securities offered by us. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$1,890.79
Printer fees and expenses	500
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Miscellaneous	22,609.21
Total	$85,000

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form F-1 we have filed with the SEC under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which constitutes part of the registration statement, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-41084). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2024, filed with the SEC on April 7, 2025; and

●	the description of the ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on November 18, 2021, including any subsequent amendment or any report filed for the purpose of updating such description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, without charge, upon a written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to NeuroSense Therapeutics Ltd., 11 HaMenofim Street, Building B, Herzliya, 4672562, Israel, Attn: Or Eisenberg, telephone number +972587531153. You may also obtain information about us by visiting our website at www.neurosense-tx.com. Information contained in our website is not part of this prospectus

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the U.S., may be difficult to obtain within the U.S. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Up to 9,775,303 Ordinary Shares

NeuroSense Therapeutics Ltd.

PRELIMINARY PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The amended and restated articles of association of NeuroSense Therapeutics Ltd. (“NeuroSense,” “we,” “us” or the “Company”) include such a provision. A company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.

As permitted under the Companies Law, our amended and restated articles of association provide that we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding, (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent or (iii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted or (iii) in a criminal indictment for which the office holder was convicted of an offense that does not require proof of criminal intent;

●	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

●	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the company.

As permitted under the Companies Law, our amended and restated articles of association provide that we may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under the Israeli securities laws if applicable, and payments made to injured persons under specific circumstances thereunder; and

●	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the company.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (i) an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnity payment is made, and (ii) $25 million. Such indemnification amounts are in addition to any insurance amounts. These indemnification agreements supersede all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since March 31, 2022, up to the date of this registration statement) which were not registered under the Securities Act.

●	In June 2023, we issued an aggregate of (i) up to 3,000,000 of our ordinary shares, no par value per share (the “Ordinary Shares”), issuable upon exercise of ordinary warrants to purchase Ordinary Shares at an exercise price of $1.50 per Ordinary Share (the “Ordinary Warrants”); and (ii) 3,000,000 Ordinary Warrants.

●	In April 2024, we issued an aggregate of (i) up to 2,980,000 Ordinary Shares, issuable upon exercise of the Ordinary Warrants; (ii) 2,980,000 Ordinary Warrants; and (iii) 70,964 or our Ordinary Shares to our placement agent.

●	In August 2024, we issued 800,000 Ordinary Shares pursuant to a private placement offering at a combined purchase price of $0.75 per share and accompanying warrant.

●	On October 31, 2024, we entered into a standby equity purchase agreement, or the Purchase Agreement, with YA II PN, LTD., or YA, pursuant to which we have the right to sell to YA up to $30.0 million in ordinary shares subject to certain limitations, from time to time during 36-month period following the date of execution of the Purchase Agreement. We issued 224,697 ordinary shares to YA as consideration for its commitment to purchase our ordinary shares under the Purchase Agreement and may issue up to $30.0 million of our ordinary shares pursuant to the Purchase Agreement, or the Advance Shares. The resale of 9,775,303 ordinary shares, representing the Advance Shares, is being registered for resale pursuant to this Registration Statement. In the Purchase Agreement, YA represented to us, among other things, that it was an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, or the Securities Act. The securities were sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

●	In December 2024, we issued (i) 2,343,729 Ordinary Shares, (ii) pre-funded warrants to purchase up to an aggregate of 1,656,271 Ordinary Shares and (iii) 8,000,000 ordinary warrants, each representing the right to acquire one Ordinary Share, in a private placement at a combined offering price of $1.25 per Ordinary Share and ordinary warrant and $1.2499 per pre-funded warrant and ordinary warrant.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and placement agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit no.	Exhibit
3.1#	Amended and Restated Articles of Association (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F filed with the SEC on April 7, 2025).
4.1	Form of Ordinary Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 6-K (File No. 001-41084), filed with the SEC on June 23, 2023).
5.1**	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Registrant.
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1/A, filed with the SEC on December 6, 2021)
10.2+	2018 Share Incentive Plan (incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F filed with the SEC on April 7, 2025).
10.3+	Compensation Policy (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1/A, filed with the SEC on December 6, 2021)
10.4	Form of Share Purchase Agreement (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1/A, filed with the SEC on December 6, 2021)
10.5	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-1/A, filed with the SEC on December 6, 2021)
10.6	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form F-1/A, filed with the SEC on December 6, 2021)
10.7	Form of Ordinary Share Purchase Warrant (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form F-1/A, filed with the SEC on December 6, 2021)
10.8	Form of Warrant Agency Agreement between American Stock Transfer & Trust Company. LLC and NeuroSense Therapeutics Ltd. (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form F-1/A, filed with the SEC on December 6, 2021)
10.9	Sales Agreement, dated April 14, 2023, by and between NeuroSense Therapeutics Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 6-K filed with the SEC on April 14, 2023)
10.10!	Form of Securities Purchase Agreement, dated as of June 22, 2023, by and between NeuroSense Therapeutics Ltd. and the purchase identified on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 6-K (File No. 001-41084), filed with the SEC on June 23, 2023).
10.11	Placement Agent Agreement, dated as of June 22, 2023, by and between NeuroSense Therapeutics Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K (File No. 001-41084), filed with the SEC on June 23, 2023).
10.12	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Report on Form 6-K filed with the SEC on June 23, 2023)
10.13	Placement Agent Agreement, dated as of April 10, 2024, by and between the Registrant and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 6-K filed with the SEC on April 12, 2024).
10.14	Form of Securities Purchase Agreement, dated as of April 10, 2024, by and between the Registrant and the purchaser identified on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Report on Form 6-K filed with the SEC on April 12, 2024).
10.15	Form of Ordinary Warrant (incorporated by reference to Exhibit 10.3 to the Registrant’s Report on Form 6-K filed with the SEC on April 12, 2024)
10.16	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 6-K filed with the SEC on April 12, 2024)
10.17	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 6-K filed with the SEC on August 7, 2024)
10.18	Form of Ordinary Warrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Report on Form 6-K filed with the SEC on August 7, 2024)
10.19	Capital on Demand™ Sales Agreement, dated August 16, 2024, by and between NeuroSense Therapeutics Ltd. and JonesTrading Institutional Services LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 6-K filed with the SEC on August 16, 2024)

10.20	Standby Equity Purchase Agreement dated October 31, 2024, by and between NeuroSense Therapeutics Ltd. and YA II PN, LTD. (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 6-K filed with the SEC on October 31, 2024)
10.21	Form of Securities Purchase Agreement, dated as of December 2, 2024, by and between NeuroSense Therapeutics Ltd. and the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 6-K filed with the SEC on December 2, 2024)
10.22	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Report on Form 6-K filed with the SEC on December 2, 2024)
10.23	Form of Ordinary Warrant (incorporated by reference to Exhibit 10.3 to the Registrant’s Report on Form 6-K filed with the SEC on December 2, 2024)
21.1	List of Subsidiaries of NeuroSense Therapeutics Ltd. (incorporated by reference to Exhibit 8.1 of the Registrant’s Annual Report on Form 20-F filed with the SEC on April 4, 2024)
23.1*	Consent of Somekh Chaikin (Member firm of KPMG International), Independent Registered Public Accounting Firm
23.2**	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on signature page to Registration Statement).
24.2*	Powers of Attorney (included on signature page to Registration Statement).
107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
+	Management contract or compensatory plan or arrangement.
!	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
#	English translation of original Hebrew document.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on April 11, 2025.

NEUROSENSE THERAPEUTICS LTD.

By:	/s/ Or Eisenberg
Name:	Or Eisenberg
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Mr. Alon Ben-Noon and Mr. Or Eisenberg, and each of them, individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-1, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title

*	Chairman of the Board of Directors	April 11, 2025
Mark Leuchtenberger

/s/ Alon Ben-Noon	Chief Executive Officer and Director	April 11, 2025
Alon Ben-Noon	(Principal Executive Officer and Director)

/s/ Or Eisenberg	Chief Financial Officer (Principal Financial Officer	April 11, 2025
Or Eisenberg	and Principal Accounting Officer)

*	Director	April 11, 2025
Revital Mandil-Levin

*	External Director	April 11, 2025
Cary Claiborne

*	External Director	April 11, 2025
Christine Pellizzari

/s/ Roy Golan	Director	April 11, 2025
Roy Golan

*By:	/s/ Alon Ben-Noon
Alon Ben-Noon
Attorney-in-Fact

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this Registration Statement on Form F-1 on this 11th day of April, 2025.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice-President on behalf of Cogency Global Inc.